Press Release

Miller Corporate Center

For Immediate Release

AVERY DENNISON DECLARES QUARTERLY DIVIDEND AND AUTHORIZES ADDITIONAL SHARE REPURCHASES

PASADENA, Calif., July 26, 2012 – The Board of Directors of Avery Dennison Corporation (NYSE:AVY) has declared a quarterly cash dividend of $0.27 per share. The dividend is payable September 19, 2012 to shareholders of record on September 5, 2012.

The Board also authorized the repurchase of shares of the company’s common stock in the total aggregate amount of up to $400 million (exclusive of any fees, commissions or other expenses related to such purchases).

Under Avery Dennison’s stock repurchase program, common shares may be repurchased from time to time on behalf of the company in the open market or otherwise. Repurchases may be commenced or discontinued at any time and, if commenced, may be conducted pursuant to prearranged plans.

About Avery Dennison
Avery Dennison (NYSE:AVY) helps make brands more inspiring and the world more intelligent. For more than 75 years the company has been a global leader in pressure-sensitive technology and materials and retail branding and information solutions. A FORTUNE 500 company with sales of $6 billion from continuing operations in 2011, Avery Dennison is based in Pasadena, California and has employees in over 50 countries. For more information, visit www.averydennison.com.

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Contacts

Media Relations:
David Frail (626) 304-2014
david.frail@averydennison.com

Investor Relations:
Eric M. Leeds (626) 304-2029
investorcom@averydennison.com